Exhibit 99.1

News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Appoints Robert J. Souza as President

ONEONTA, Alabama (May 1, 2014) – Otelco Inc. (NASDAQ: OTEL), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia and a provider of cloud hosting and managed services, announced today that Robert J. Souza has been appointed President of Otelco, reporting to Mike Weaver, Chief Executive Officer of Otelco. Previously, Mr. Souza served as the Senior Vice President and General Manager for Otelco’s New England Division. He joined Otelco in October 2008, when the Company acquired several entities from Country Road Communications where he had served as its President since 2001.

“Rob has demonstrated great leadership in addressing the opportunities and challenges in New England since he joined the Company over five years ago,” explained Mr. Weaver. “He understands the telephone business from the ground up and has actively led the technology evolution in the Company’s infrastructure. He knows our customers, the markets we serve and how best to apply the continued evolution of telecommunications technology to meet customer and market requirements. Having Rob provide strategic guidance and direction across all of our properties will simplify our operational decisions.”

“I look forward to continuing the working relationships already established within the Company in my new role,” commented Mr. Souza. “The wired telephone industry is changing rapidly to be all about broadband pipes for delivery of data of any sort, from emails to entertainment, and voice calls become just another stream of data to be delivered. Nearly half of our CLEC business lines in New England already employ IP-based telephony as the industry shifts its infrastructure from traditional switching to IP delivery.” Mr. Souza will continue to have his office in New Gloucester, Maine.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With approximately 99,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

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